INDEX LICENSE CONSENT TO ASSIGNMENT AGREEMENT

This Index License Consent to Assignment Agreement (this “Agreement”), effective as of February 4, 2022 (the “Effective Date”), is made by and between Quantix Commodities LP, a Delaware limited partnership (“Licensor”), and Harbor Capital Advisors, Inc., a Delaware corporation (“Licensee”).

WHEREAS, Licensor and Licensee are parties to that certain Index License Agreement effective as of December, 2021 (the “License Agreement”);

WHEREAS, Licensor desires to assign all of its rights, title, and interest in and to the Indices (as defined in the License Agreement) to Quantix Commodities Indices LLC, a Delaware Limited Liability Company (“Assignee”);

WHEREAS, Licensor desires to assign the License Agreement to Assignee; and

WHEREAS, Licensor desires to obtain the consent of Licensee for such assignments and Licensee is willing to provide such consent on the terms of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee hereby agree as follows:

1.    Defined Terms. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings given to such terms in the License Agreement.

2.    Consent. Subject to the terms of this Agreement, Licensee hereby consents to the assignment by Licensor to Assignee of all of Licensor’s right, title, and interest in, to, and under the Indices and License Agreement. Licensee hereby waives the notice requirement in Section 12(b)(i) of the License Agreement.

3.    Assumption Agreement. Concurrently with its execution and delivery of this Agreement to Licensee, Licensor shall provide Licensee with a written instrument executed by Assignee evidencing Assignee’s agreement and assumption of all of Licensee’s rights, duties, obligations, representations, and warranties under the License Agreement.

4.    Representations and Warranties. Licensor represents and warrants to Licensee that: (a) Assignee has the authority to assume and perform its obligations under the License Agreement; (b) Assignee has the right to grant a license of the Indices and the Licensor Marks as granted in the License Agreement; (c) Assignee has and will maintain during the Term, all permits, consents, licenses, and registrations applicable to it and necessary to perform its obligations and exercise its rights hereunder; (d) Licensor’s assignment of the Indices and the License Agreement to Assignee will not violate any agreement applicable to Licensor or Assignee or violate any Applicable Law; (e) Assignee’s assumption and performance under the License Agreement will not violate any agreement applicable to Assignee or violate any Applicable Law; and (f) Assignee will comply with Applicable Law in connection with its performance under the License Agreement. Licensor further warrants to Licensee that Licensor has not previously assigned any of its rights, duties, obligations, representations, and warranties under the License Agreement to any third party.

5.    Indemnification. Licensor shall indemnify, defend, and hold harmless Licensee and its affiliates and licensees and their respective officers, directors, members, employees, agents, representatives, licensees, successors, and assigns against any and all judgments, damages, liabilities, charges and expenses, costs and losses of any kind (including reasonable attorneys’ and experts’ fees and court costs) that relate to any claim, action or proceeding arising out of (a) Licensor’s breach of any of its representations, warranties, or covenants under this Agreement, or (b) the breach by Assignee or any assignees of Assignee of any of its or their representations, warranties, or covenants under the License Agreement.

6.    General.

a.    Entire Agreement. This Agreement, including its recitals and exhibits, constitutes the entire agreement of the parties concerning the subject matter of this Agreement and supersedes any prior agreements, understandings, or representations pertaining to the subject matter of this Agreement.

b.    Assignment. Licensor will not assign or otherwise transfer (whether by operation of law, merger, consolidation, sale of all or substantially all of its assets, stock, or otherwise) this Agreement or any of its rights or obligations hereunder without Licensee’s prior written consent.

c.    Interpretation. All references to Sections shall be deemed references to Sections of this Agreement, except as otherwise provided. As used herein, the singular includes the plural, the plural includes the singular, and words in one gender include the other. As used herein, the terms “herein,” “hereunder” and “hereof” refer to the whole of this Agreement, the terms “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” and “or” is disjunctive but not necessarily exclusive. Section headings are for reference purposes only and are not intended to create substantive rights or obligations. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation of this Agreement. Any ambiguities will be clarified in an equitable manner without regard to authorship and minor errors and misspellings will be corrected to give maximum effect to obvious intent.

d.    Applicable Law; Venue. This Agreement shall be construed and governed by and under the laws of the State of Illinois, without regard to its conflicts of laws principles. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced and prosecuted only in a federal or state court located in Cook County, Illinois, and the parties consent to the exclusive jurisdiction and venue of such a court. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere.

e.    Relationship. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party has authority to contract for or bind the other party in any manner whatsoever.

f.    Amendment; Waiver. This Agreement may not be altered, amended, modified or otherwise changed in any respect, except through a writing duly executed by the parties. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

g.    No Release. For clarity, nothing in this Agreement shall constitute a waiver or release by Licensee of any claims against Licensor with respect to any acts or omissions of Licensor with respect to the License Agreement prior to Licensor’s assignment of the License Agreement to Assignee.

h.    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

i.    Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Electronic and facsimile copies of this Agreement shall have the same force and effect as an original. The person signing below represents that they are duly authorized to execute this Agreement for and on behalf of the party for whom they are signing.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

QUANTIX COMMODITIES LP		HARBOR CAPITAL ADVISORS, INC.

By:	/s/ Marc Srolovits	By:	/s/ Erik D. Ojala

Print:	Marc Srolovits	Print:	Erik D. Ojala

Its:	COO/CFO	Its:	EVP, General Counsel

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